                                                                      EXHIBIT 15
                                                                      ----------

            [LETTERHEAD OF DELOITTE & TOUCHE LLP, ATLANTA , GEORGIA]

December 17, 2004

Delta Air Lines, Inc.
Atlanta, Georgia

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries (the "Company") for the periods ended March 31, 2004 and 2003, and have issued our report dated May 10, 2004; and for the periods ended June 30, 2004 and 2003, and September 30, 2004 and 2003, as indicated in our reports dated August 9, 2004 and November 15, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 are being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule
436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP